Exhibit 10.3

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 4, 2015, between Numerex Corp, a Pennsylvania Corporation (the “Company”), and Stratton Nicolaides (the “Executive”) (collectively, the “Parties”).

RECITALS:

WHEREAS, Executive serves as the Company’s Executive Chairman;

WHEREAS, effective January 1, 2016 Executive intends to stand down as Executive Chairman and to become a non-Executive Chairman and Senior Advisor to the Chief Executive Officer and the Board.

WHEREAS, the Company desires to employ the Executive as the non-Executive Chairman and Senior Advisor of the Company; and

WHEREAS, the Company and the Executive each believe it is in their respective best interests to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and the Executive with respect to the Executive’s employment with the Company and certain restrictions on the Executive’s conduct benefiting the Company during such time and thereafter, all as set forth herein; and

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.            POSITION AND DUTIES.

A.            During the Term of this Agreement (as defined in Section 2 hereof), the Executive shall serve as non-Executive Chairman and Senior Advisor. In his Senior Advisor capacity, the Executive shall make himself available for up to thirty five hours per week to the members of the Board of Directors (including the Chief Executive Officer) and other members of the executive management team at the direction of the Chief Executive Officer and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies.

B.            During the Term, the Executive shall devote up to thirty five hours per week of the Executive’s business time, energy and skill and use commercially reasonable efforts in the performance of the Executive’s duties with the Company, provided that the foregoing shall not prevent the Executive from (i) serving on the boards of directors of non-profit organizations or other for profit organizations, in the latter case with the approval of the Company’s Board which will not be unreasonably withheld, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Executive’s passive personal investments so long as such activities in the aggregate do not interfere with the Executive’s ability to faithfully perform his duties hereunder or create a fiduciary conflict.

2.            TERM. Subject to termination under Section 6, the term of the Executive’s employment hereunder shall commence on January 1, 2016 (the “Start Date”) and shall continue for a period of thirty six (36) months (the “Initial Employment Term”). At the end of the Initial Employment Term and on each succeeding anniversary of the Start Date, the Term will be automatically extended by an additional 12 months (each, a “Renewal Term”), unless, not less than 60 days prior to the end of the Initial Employment Term or any Renewal Term, the Company has given written notice to the Executive (in accordance with Section 18) of nonrenewal. The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 90 days prior to the effective date of such termination.

3.            SALARY. The Company agrees to pay the Executive a salary of $20,000 per month, payable semi-monthly and in accordance with the Company’s regular payroll practices (the “Salary”). At his option, Executive may elect in writing to be paid the Salary in Company Restricted Stock Unit grants (“RSUs”). In consideration of the Salary and RSU election option, Executive agrees to forego all other compensation customarily paid to Company directors for his services as a non-Executive Chairman until expiration or termination of this Agreement after which Executive will be entitled to customary compensation of a non-Executive Chairman.

4.            EMPLOYEE BENEFITS.

A.            BENEFIT PLANS. The Executive shall be entitled to continue to participate in all benefit plans generally available to other senior executives of the Company on the same basis and to the same extent as other senior executives.

B.            VACATION. The Executive shall continue to be entitled to paid vacation on the same basis generally available to other senior executives of the Company, which Executive shall take during such times as shall be consistent with Executive’s responsibilities.

C.            BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall continue to be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable business and entertainment expenses incurred in connection with the performance of the Executive’s duties hereunder and the Company’s policies with regard thereto.

D.            DIRECTOR AND OFFICER LIABILITY INSURANCE. The Executive shall continue to be covered by the Company’s director and officer liability insurance on the same basis as the other directors and executive officers of the Company.

E.            INDEMNITY. The Executive shall continue to be indemnified to the maximum extent permissible under Pennsylvania law for his acts and omissions as a director and officer.

5.            OFFICE, ETC. The Executive will be provided with an office in Atlanta at the Company’s corporate headquarters currently in Atlanta, Georgia and other resources (laptop, computer, cell phone, email address etc.) although Executive is entitled to work remotely at his sole discretion.

6.            TERMINATION.

The Executive’s employment and the Term shall terminate on the first of the following to occur during the Term:

A.           EXPIRATION. Automatically upon the expiration of the Term.

B.           DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed the Executive’s material duties hereunder due to a physical or mental injury, infirmity or incapacity for a period of ninety (90) days (whether or not consecutive) in any 365-day period.

C.           DEATH. Automatically on the date of death of the Executive.

D.           CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause. “Cause” shall mean during Executive’s employment hereunder:

1.	the Executive’s refusal following written notice to participate in and satisfactorily pass any periodic and random tests for the use of illegal drugs;

2.	the Executive’s willful misconduct or gross negligence in the performance of the Executive’s duties to the Company that results in material harm to the Company;

3.	Executive’s final conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; or

4.	the Executive’s performance of any act of theft, fraud, malfeasance or dishonesty in violation of the Company’s published policies and procedures, where such conduct results in material harm to the Company.

7.            CONSEQUENCES OF TERMINATION.

A.           TERMINATION FOR CAUSE OR RESIGNATION WITHOUT GOOD REASON; DEATH OR DISABILITY; EXPIRATION OF TERM. In the event that the Executive’s employment and the Term ends on account of the Executive’s termination for Cause, the Executive’s Death or Disability, or upon the expiration of the Term, the Executive shall be entitled to the following (with the amounts due hereof to be paid on the first regular payroll date following termination of employment):

1.	any unpaid Salary through the date of termination;

2.	reimbursement for any unreimbursed business expenses incurred through the date of termination;

3.	any accrued but unused vacation time in accordance with Company policy; and

4.	all other payments, benefits or fringe benefits to which the Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (collectively, hereafter referred to as the “Accrued Benefits”).

B.           GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Executive to the Company that the Executive intends to terminate the Executive’s employment hereunder for one of the reasons set forth below:

1.            diminution in the Executive’s Salary;

2.            relocation of the Executive’s assigned workplace to a location more than 50 miles away from the Company’s current headquarters in Atlanta, Georgia;

3.            material diminution in the Executive’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); or

4.            a material breach of this Agreement.

The Executive shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

8.            RESTRICTIVE COVENANTS.

A.            CONFIDENTIALITY. The Executive agrees that the Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s assigned duties and for the benefit of the Company, either during the period of the Executive’s employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to Company which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Executive; (B) becomes generally known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (C) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Executive hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on the Executive’s conduct imposed by the provisions of this Section 8. Notwithstanding the above, nothing herein shall prevent the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that he has made such reports or disclosures.

B.            NONCOMPETITION. The Executive acknowledges that the Company is engaged in the business of providing machine-to-machine business services, technology, and products used in the development and support of Internet of Things solutions for the enterprise and government markets worldwide (the “Company Business”), the Executive performs services of a unique nature for the Company that are irreplaceable, and that the Executive’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for a twelve (12) months period following the termination of Executive’s employment for any reason (the “Restricted Period”), the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, Company or other entity, in whatever form, engaged in any business activities that are the same or similar to or in competition with any aspect of the Company Business as of the date of termination (or any business that the Company has planned, on or prior to such date, to be engaged in on or after such date) in any geographic market in which the Company conducts any aspect of the Company Business. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from being a passive owner of not more than one percent (1%) of the equity securities of a publicly traded Company engaged in a business that is in competition with the Company, so long as the Executive has no active participation in the business of such Company. In addition, the provisions of Section 8(B) shall not be violated by the Executive commencing employment with a subsidiary, division or unit of any entity that engages in a business in competition with the Company so long as the Executive and such subsidiary, division or unit does not engage in a business or in business activities in competition with the Company.

C.           NONSOLICITATION; NONINTERFERENCE.

1.            During the Executive’s employment with the Company and during the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, Company or other entity: (a) solicit, aid or induce any customer of the Company to purchase goods or services then sold by the Company from another person, firm, Company or other entity; (b) solicit, aid or induce any customer of the Company to reduce or eliminate its or their purchases from or business with the Company; (c) solicit, aid or induce any vendor or subcontractor of the Company to reduce or eliminate its or their sales to or business with the Company; or (d) assist or aid any other persons or entity in identifying, soliciting, or influencing any such customer, vendor or subcontractor.

2.            During the Executive’s employment with the Company and during the Restricted Period, the Executive agrees that the Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, Company or other entity, solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, Company or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, Company or other entity in identifying, hiring or soliciting any such employee, representative or agent. An employee, representative or agent shall be deemed covered by this Section 8(C)(2) while so employed or retained and for a period of six (6) months thereafter.

D.           NONDISPARAGMENT. During and after the Term of this Agreement and during the Restricted Period, the Executive and Company agree not to make negative comments or otherwise disparage the other (or in the case of the Company its officers, directors, employees, shareholders, agents or products), in any manner likely to be harmful to them or their respective business, business reputation or personal reputation. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

E.           INVENTIONS.

1.            The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, (A) that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, during the Term, or (B) suggested by any work that the Executive performs in connection with the Company, either while performing the Executive’s duties with the Company or on the Executive’s own time during the Term or the two years subsequent to the termination of this Agreement, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. The Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and the Executive will surrender them upon the termination of the Term, or upon the Company’s request. The Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during the Term or the two years subsequent to the termination of this Agreement, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). The Executive will, at any time during and subsequent to the Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Executive from the Company, but entirely at the Company’s expense.

2.            In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions. The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of or other service provider to the Company.

F.            RETURN OF COMPANY PROPERTY. On the date of the Executive’s termination of employment with the Company for any reason, the Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Executive may retain the Executive’s rolodex and similar address books provided that such items only include contact information.

G.           REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

H.           SURVIVAL OF PROVISIONS. The obligations contained in Sections 8 or 9 hereof shall survive the termination or expiration of the Term and the Executive’s employment with the Company and shall be fully enforceable thereafter.

9.            COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Executive agrees that while employed by the Company and following the termination of the Executive’s employment, the Executive will respond and provide information with regard to matters in which the Executive has knowledge as a result of the Executive’s employment with the Company, and will provide reasonable assistance to the Company and its representatives in defense of any claims that may be made against the Company, and will assist the Company in the prosecution of any claims that may be made by the Company, to the extent that such claims may relate to the period of the Executive’s employment with the Company. The Executive agrees to promptly inform the Company if the Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. The Executive also agrees to promptly inform the Company (to the extent that the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and shall not do so unless legally required.

10.           EQUITABLE RELIEF AND OTHER REMEDIES. The Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. In the event of a judicial finding that the Executive violated Section 8 or Section 9 hereof, in addition to all other remedies, any severance or other benefits being paid to the Executive pursuant to this Agreement or otherwise shall immediately cease, any severance or benefits previously paid to the Executive shall be immediately repaid to the Company, and the Company shall be entitled to recover all reasonable attorneys’ fees and expenses incurred in connection with enforcing its rights under this Agreement.

11.           NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any affiliate or to any successor to all or substantially all of the business and/or assets of the Company, or to any entity controlling, controlled by, or under common control with the Company or to a purchaser of same, provided that the Company shall require such affiliate and/or successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall be interpreted to include the Company and any successor to its business and/or assets, or any affiliate, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12.           NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown on the records of the Company

If to the Company:

with copies to:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.           SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

14.           SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.           COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

16.           DISPUTES. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company, other than injunctive relief under Section 16 hereof, shall be settled exclusively by the state and federal courts in Atlanta, Georgia. The Parties acknowledge and agree that in connection with any such litigation the prevailing party shall be entitled to recover his or its costs and expenses, including, without limitation, its own legal fees, expert witness fees, and expenses.

17.           MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and by an officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof, except as otherwise set forth herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

18.           GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Georgia without regard to the choice of law principles thereof.

19.           REPRESENTATIONS. The Executive represents and warrants to the Company that (a) the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and (b) the Executive is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Executive from entering into this Agreement or performing all of the Executive’s duties and obligations hereunder.

20.           TAX WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

21.           ADVICE OF COUNSEL. Both Parties acknowledge that they have had the opportunity to seek and obtain the advice of counsel before entering into this Agreement and have done so to the extent desired, and have fully read the Agreement and understand the meaning and import of all of its terms and conditions.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

NUMEREX CORP.

By:	/s/ Marc Zionts

Name: Marc Zionts

Title: Chief Executive Officer

EXECUTIVE

/s/ Stratton Nicolaides
Stratton Nicolaides

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